Exhibit 17(a)

Consent of Oppenheimer & Co. Inc.

Oppenheimer & Co. Inc. (“Oppenheimer”) hereby consents to the inclusion of our opinion letter, dated August 7, 2025, to: (i) the special committee of the Board of Directors (the “Board”) of Horizon Technology Finance Corporation (“HRZN”); and (ii) the Board of HRZN, each in their capacity as such, as Annex D to, and to the references thereto under the captions “Questions and Answers about the Special Meetings, the Asset Sale and the Merger – Questions and Answers about the Merger,” “Summary of the Asset Sale and the Merger – Risks Relating to the Transactions,” “Summary of the Asset Sale and the Merger – Reasons for the Transactions – HRZN,” “Summary of the Asset Sale and the Merger – Opinion of the Financial Advisor to the HRZN Special Committee,” “Risk Factors – Risks Relating to the Transactions,” “The Asset Sale and the Merger – Background of the Transactions,” “The Asset Sale and the Merger – HRZN Reasons for the Merger,” “The Asset Sale and the Merger – Certain Prospective Financial Information Provided by MRCC and HRZN,” and “The Asset Sale and the Merger – Opinion of the HRZN Special Committee’s Financial Advisor” in, the Joint Proxy Statement/Prospectus which forms a part of the Pre-Effective Amendment No. 2 to Registration Statement on Form N-14 (file No. 333-290114) filed on the date hereof (the “Amended Registration Statement”) relating to the proposed merger of HMMS, Inc., a wholly owned subsidiary of HRZN (“Merger Sub”), with and into Monroe Capital Corporation (“MRCC”), with MRCC as the surviving company, immediately after which MRCC will merge with and into HRZN with HRZN as the surviving company.

In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of the Amended Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amended Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amended Registration Statement), prospectus, proxy statement, information statement or any other document, without our prior written consent.

/s/ Oppenheimer & Co. Inc.

OPPENHEIMER & CO. INC.

Dated: January 14, 2026